Exhibit 2.1

STOCK PURCHASE AGREEMENT

September 29, 2023

Sorrento Therapeutics, Inc.

455 Directors Place

San Diego, California 92121

To Whom it May Concern:

Sorrento Therapeutics, Inc., a Delaware corporation (the “Seller”), hereby agrees with Dr. Robert J. Hariri, M.D., Ph. D, an individual (the “Purchaser” and, together with the Seller, the “Parties”) as follows:

1.	PURCHASE PRICE.

Pursuant to Section 363 of the Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq, as amended (the “Bankruptcy Code”) and subject to the terms and conditions of this Stock Purchase Agreement (this “Agreement”), the Seller hereby sells to the Purchaser, and the Purchaser hereby purchases from the Seller, (i) on the Initial Closing Date (as defined below), 9,064,539 shares of Class A common stock of Celularity Inc., a Delaware corporation (the “Company” and such shares, the “Initial Purchased Shares”), free and clear of any Encumbrance (as defined below), for an aggregate amount in cash equal to the Initial Purchase Price (as defined below), and (ii) on the Subsequent Closing Date (as defined below), 11,357,585 shares of Class A common stock of the Company (such shares, the “Subsequent Purchased Shares” and together with the Initial Purchased Shares, the “Purchased Shares”), free and clear of any Encumbrance, for an aggregate amount in cash equal to the Subsequent Purchase Price (as defined below) (together with the Initial Purchase Price, the “Purchase Price”).

2.	closing.

(a)            Initial Closing. The sale and purchase of the Initial Purchased Shares shall be effected by the Seller delivering to the Purchaser at or prior to the Initial Closing (as defined below) (i) an IRS Form W-9 duly executed by the Seller, (ii) duly executed certificates or other instruments evidencing the Initial Purchased Shares with instruments of transfer reasonably satisfactory to the Purchaser (duly endorsed or otherwise in such form sufficient for transfer), against delivery by the Purchaser to the Seller of the Initial Purchase Price, and (iii) an assignment of Seller’s rights (to the extent assignable) relating to the Initial Purchased Shares pursuant to the Registration Rights Agreement in the form attached hereto as Exhibit A. The closing of such sale and purchase of the Initial Purchased Shares (the “Initial Closing”) shall take place immediately following the execution of this Agreement, remotely by the electronic exchange of documentation or by such other means as the Parties shall mutually agree (the date of the Initial Closing, the “Initial Closing Date”).

(b)            Subsequent Closing. The sale and purchase of the Subsequent Purchased Shares shall be effected by the Seller delivering to the Purchaser at or prior to the Subsequent Closing (as defined below) (i) duly executed certificates or other instruments evidencing the Subsequent Purchased Shares with instruments of transfer reasonably satisfactory to the Purchaser (duly endorsed or otherwise in such form sufficient for transfer), and (ii) an assignment of Seller’s rights (to the extent assignable) relating to the Subsequent Purchased Shares pursuant to the Registration Rights Agreement in the form attached hereto as Exhibit A, against delivery by the Purchaser to the Seller of the Subsequent Purchase Price. The closing of such sale and purchase of the Subsequent Purchased Shares (the “Subsequent Closing” and together with the Initial Closing, each a “Closing”) shall take place no later than 10:00 a.m., New York time, on October 4, 2023, remotely by the exchange of documentation or by such other means or at such other time as the Parties shall mutually agree (the date of the Subsequent Closing, the “Subsequent Closing Date” and together with the Initial Closing Date, each a “Closing Date”).

(c)            The Seller and the Purchaser will deliver to the Company or such transfer agent documentation reasonably requested by the Company or such transfer agent to effect the book-entry transfer of the Purchased Shares by the Seller to the Purchaser. The Seller will instruct the Company and/or its transfer agent to transfer the Purchased Shares to the Purchaser in a restricted book-entry position on the books of the transfer agent and register the Purchaser as the registered owner of the Purchased Shares as of the applicable Closing Date.

(d)            The Purchase Price shall be paid by the Purchaser to the Seller at the applicable Closing by wire transfer of immediately available funds to such account or accounts as the Seller shall designate in writing.

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants to the Purchaser that:

(a)            The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)            The Seller has authorized the execution, delivery and performance of this Agreement and each of the transactions contemplated hereby, and no other action will be necessary to authorize such execution, delivery and performance. This Agreement constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

(c)            No consent, approval, authorization or order of any court, governmental agency or body or arbitrator (each a “Governmental Authority”) having jurisdiction over the Seller is required for the execution, delivery or performance by the Seller of its obligations hereunder, including without limitation the sale of the Purchased Shares, except for such consents, approvals, authorizations or orders as have already been obtained or granted.

(d)            Except to the extent excused by or unenforceable as a result of the Bankruptcy Case (as defined below), neither the sale of the Purchased Shares nor the performance of the Seller’s obligations hereunder will violate, conflict with, result in a breach of, or constitute a default (or an event that, with the giving of notice or the lapse of time, or both, would constitute a default) under (i) the certificate of incorporation, bylaws or other organizational documents of the Seller, (ii) any decree, judgment, order, law, treaty, rule, regulation or determination of any Governmental Authority (“Laws”) having jurisdiction over the Seller or any of its assets or properties or (iii) the terms of any material agreement to which the Seller is a party or to which any of the Seller’s properties is subject, except in each case as would not reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the transactions contemplated by this Agreement.

(e)            The Seller has good and marketable title to the Purchased Shares, and good and marketable title will be transferred to the Purchaser free of any security interest, lien, claim or other encumbrance or any restriction on voting or transfer, other than those imposed by the Securities Act (collectively, “Encumbrances”).

(f)             The sale of the Purchased Shares by the Seller is not part of a plan or scheme to evade the registration requirements of the Securities Act. Neither the Seller nor any Person (as defined below) acting on behalf of the Seller has offered or sold any of the Purchased Shares by any form of general solicitation or general advertising.

(g)            In making its decision to sell the Purchased Shares, the Seller represents that it has not relied on any statements or other information provided by any Person (including without limitation the Purchaser) (other than the representations and warranties of the Purchaser set forth in Section 4). In particular, and without prejudice to the generality of the foregoing, Seller represents that it is aware that the Purchaser is the founder and CEO of the Company and the Purchaser and/or the Company possess material nonpublic information regarding the Company not known to Seller that may impact the value of the Initial Purchased Shares or the Subsequent Purchased Shares, and that neither the Purchaser nor the Company is disclosing any such information to the Seller. The Seller understands, based on its experience, the disadvantage to which the Seller is subject due to the disparity of information between the Seller, on the one hand, and the Purchaser and the Company, on the other hand. Notwithstanding such disparity, the Seller has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby and the Seller agrees that none of the Purchaser, the Company, or their respective affiliates, principals, stockholders, partners, employees and agents shall have any liability to the Seller, whatsoever due to or in connection with the Purchaser’s or the Company’s use or non-disclosure of such information or otherwise as a result of the transactions contemplated hereby, and the Seller hereby irrevocably waives any claim that it might have based on the failure of the Purchaser or the Company to disclose the Information.

(h)            Except as expressly set forth in this Section 3, neither the Seller nor any of its directors, members, officers, employees or representatives nor any other Person makes or has made any representation or warranty, express or implied, at law or in equity, in respect of the Seller, the Purchased Shares or the transactions contemplated by this Agreement, and the Seller disclaims any other representations or warranties, whether made by the Seller or any other Person, in each case notwithstanding the delivery or disclosure to the Purchaser or any other Person of any documentation or other information with respect to the foregoing.

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that:

(a)            The Purchaser is an individual.

(b)            The Purchaser has authorized the execution, delivery and performance of this Agreement and each of the transactions contemplated hereby, and no other action will be necessary to authorize such execution, delivery and performance. This Agreement shall constitute a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(c)            No consent, approval, authorization or order of any Governmental Authority having jurisdiction over the Purchaser is required for the execution, delivery or performance by the Purchaser of his obligations hereunder, including without limitation the purchase of the Purchased Shares.

(d)            Except to the extent excused by or unenforceable as a result of the filing of the Bankruptcy Case, neither the acquisition of the Purchased Shares nor the performance of the Purchaser’s obligations hereunder will violate, conflict with, result in a breach of, or constitute a default (or an event that, with the giving of notice or the lapse of time, or both, would constitute a default) under (i) any Laws of any Governmental Authority having jurisdiction over the Purchaser or any of its assets or properties or (ii) the terms of any material agreement to which the Purchaser is a party or to which any of the Purchaser’s properties is subject, except in each case as would not reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the transactions contemplated by this Agreement.

(e)            The Purchaser has sufficient cash in immediately available funds to pay the Purchase Price and all of the fees, costs and expenses incurred in connection with the transactions contemplated hereby by the Purchaser and his Affiliates (as defined below) (without giving effect to any unfunded financing, regardless of whether any such financing is committed).

(f)             The Purchaser understands that the sale of the Purchased Shares by the Seller has not been registered under the Securities Act, nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations of the Purchaser contained herein.

(g)            The Purchaser is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment contemplated by this Agreement. The Purchaser is able to bear the economic risk of his investment in the Company (including without limitation a complete loss of his investment).

(h)            The Purchaser did not become aware of this offering of Purchased Shares, nor were the Purchased Shares offered to the Purchaser, by any other means, including without limitation by any form of general solicitation or general advertising, as described in Section 502(c) of Regulation D under the Securities Act, and the Purchased Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(i)             The Purchaser understands that it must bear the economic risk of this investment indefinitely unless the Purchased Shares are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of the Purchased Shares is qualified under applicable state securities laws or an exemption from such qualification is available. The Purchaser further understands that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow the Purchaser to transfer any or all of the Purchased Shares that it acquires, in the amounts or at the time the Purchaser might propose.

(j)             The Purchaser is acquiring the Purchased Shares solely for his own account for investment and not with a view toward the resale, transfer, or distribution thereof, nor with any present intention of distributing the Purchased Shares. The Purchaser has not agreed to give any Person any interest in the Purchased Shares.

(k)            The Purchaser acknowledges and agrees that, at the time of the sale, the certificate or book entry position representing the Purchased Shares will bear or reflect, as applicable, a legend substantially similar to the following and that the holding period specified in Rule 144(d) pursuant to the Securities Act would commence as of the applicable Closing Date:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL, IS AVAILABLE.

(l)             In making his decision to purchase the Purchased Shares, the Purchaser represents that it has relied solely upon his own independent investigation made based on publicly available information relating to the Company, including without limitation the Company’s public reports pursuant to the Securities Exchange Act of 1934, as amended, and other information on the Electronic Data Gathering, Analysis, and Retrieval system available on the Securities and Exchange Commission’s website. The Purchaser expressly disclaims, and has not relied on, any statements or other information provided by any Person (including without limitation the Seller or the Company) (other than the representations and warranties of the Seller set forth in Section 3), has made his own assessment of the Company and his investment in the Purchased Shares and is satisfied concerning the relevant tax consequences (including without limitation the income tax consequences of purchasing, owning or disposing of the Purchased Shares in light of his particular situation and tax residence(s) as well as any consequences arising under the Laws of any taxing jurisdiction) and other economic considerations relevant to the Purchaser’s investment in the Purchased Shares. The Purchaser acknowledges and agrees that neither the Seller, the Company nor any other Person has made or is making any representation or warranty regarding the business of the Company. The Purchaser acknowledges that it has had access to all information that he believes is necessary, sufficient or appropriate in connection with his purchase of the Purchased Shares and investment in the Company. The Purchaser has made an independent decision to purchase the Purchased Shares based on information concerning the business and financial condition of the Company and other information available to it, which it has determined is adequate for that purpose.

(m)           The Purchaser acknowledges and understands that: (i) the Seller currently may have, and later may come into possession of, material non-public information regarding the Company that is not known to the Purchaser and that may impact the value of the Company and the Purchased Shares and the Purchaser’s decision to enter into this transaction to purchase the Purchased Shares (“Excluded Information”); (ii) the Seller shall not have any liability to, and the Purchaser hereby, to the extent permitted by law, waives and releases (and agrees not to, directly or indirectly, assert, make, assist, pursue or prosecute) any claims, including claims for damages or other remuneration, or rights, including the right to rescind or invalidate the purchase of Purchased Shares, that it might have against the Seller and its officers, directors, managers, members, representatives, agents and affiliates whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Excluded Information in connection with the transactions contemplated by this Agreement; and (iii) the Purchase Price represents a mutually agreed upon price for the Purchased Shares determined by the Purchaser and the Seller and does not necessarily represent the fair market value of the Purchased Shares as of the date hereof, as of the applicable Closing or in the future. Without limiting the generality of the foregoing, the Purchaser agrees that the Seller shall have no liability to the Purchaser or his Affiliates whatsoever due to or in connection with the Seller’s use or non-disclosure of any nonpublic information or otherwise as a result of the transaction contemplated hereby.

(n)            The Purchaser is not (and has no affiliation with) (i) a person or entity named on the Office of Foreign Assets Control (“OFAC”) List, or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank.

5.	COVENANTS OF THE PARTIES.

(a)            Further Assurances. From and after the Initial Closing Date, each of the Parties shall execute all certificates, instruments, documents or agreements and shall take any other action which it is reasonably requested to execute or take to further effectuate the transactions contemplated hereby.

(b)            Best Efforts. Each of the Parties will use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable Law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

(c)            Tax Information. At the Seller’s reasonable request, the Purchaser shall reasonably cooperate to cause the Company to provide to the Seller such tax information as may be necessary with respect to taxable periods ending on or before the applicable Closing Date in order to permit the Seller or any of its Affiliates to meet its tax reporting and tax payment obligations.

(d)            Confidentiality. Subject to Section 8(b) herein and except for disclosures required by applicable law, regulation or pursuant to the rules of any applicable stock exchange or disclosures to such Party’s representatives who have a need to know such information and who are bound by confidentiality obligations at least as restrictive as those contained in this Section 5(d), each of the Parties agree that this Agreement, the details of the transactions related hereto and any confidential information shared in connection therewith shall be kept confidential.

6.	EXCULPATION.

Purchaser agrees that none of Seller, its Affiliates, nor their respective directors, officers and employees or any other Person controlling Seller, shall have any claims brought against them or any liability to (whether direct or indirect, in contract or tort or otherwise) the Purchaser or any Person asserting claims on behalf of or in right of the Purchaser relating to, arising in any manner out of or in connection with this Agreement, or such party’s role in connection therewith.

7.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

None of the representations and warranties of the Parties in this Agreement, in any instrument delivered pursuant to this Agreement, or in any schedules or exhibits attached hereto shall survive the applicable Closing, and no Party hereto shall, or shall be entitled to, make any claim or initiate any action against any other Party with respect to any such representation or warranty from or after the applicable Closing. None of the covenants or agreements of the Parties in this Agreement shall survive the applicable Closing, and no Party hereto shall, or shall be entitled to, make any claim or initiate any action against any other Party with respect to any such covenant or agreement from or after the applicable Closing, other than (i) the covenants and agreements of the Parties contained in this Section 7 and in Sections 1, 2 and 8 and (ii) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the applicable Closing, which shall survive the consummation of the transactions contemplated by this Agreement until fully performed.

8.	INTERPRETATION OF THIS AGREEMENT.

(a)            Terms Defined. As used in this Agreement, the following terms have the respective meanings set forth below:

5-Day VWAP: the volume weighted average price of the shares of Class A common stock of the Company traded on the Nasdaq Capital Market, or any other national securities exchange on which the shares of the Class A common stock of the Company are then traded, as reported by Bloomberg (or if Bloomberg ceases to publish such price, any successor service reasonably chosen by Purchaser), for the five (5) trading days ending on the first (1st) trading day immediately preceding the date of determination of the 5-Day VWAP.

Affiliate: any Person that directly or indirectly controls, is controlled by, or is under control with, such Person.

Bankruptcy Case: the Seller’s voluntary proceedings under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, which are being jointly administered under the caption In re Sorrento Therapeutics, Inc., et al.

Bankruptcy Court: the United States Bankruptcy Court for the Southern District of Texas or such other court having competent jurisdiction over the Bankruptcy Case.

Business Day: any day that is not a Saturday, Sunday or other day on which banks are permitted or required to be closed in New York City.

Initial Purchase Price: $1,500,000.

Person: an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

Registration Rights Agreement: that certain Amended and Restated Registration Rights Agreement dated as of July 16, 2021 by and among the Company and the shareholders of the Company listed therein.

Securities Act: the Securities Act of 1933, as amended.

Subsequent Purchase Price: seventy percent (70%) of the 5-Day VWAP (calculated as of the Subsequent Closing Date) multiplied by the number of Subsequent Purchased Shares.

(b)            Public Announcements; Reporting Obligations.

(i)               Each of the Seller and the Company may make any filings or public announcement it reasonably deems necessary in order to comply with the requirements of any applicable Law, including without limitation the filing by the Seller or the Company of any Form 8-K, Schedule 13G or Schedule 13G/A, Schedule 13D or Schedule 13D/A, Form 3, Form 4 or other appropriate filings with the SEC. The Purchaser may not issue any press release or make any other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written consent of the Seller.

(ii)              The Purchaser acknowledges and agrees that it shall (A) be solely responsible for the filing, as and if applicable, of (1) any Forms 3, 4 and 5 in accordance with Section 16(a) of the Exchange Act and the rules promulgated thereunder and (2) any Schedule 13D or 13G, as applicable, under the Exchange Act and the rules promulgated thereunder, in each case, in respect of its ownership of a registered class of securities of the Company, and (B) timely file such forms and schedules or amendments thereto with the SEC and any stock exchange or similar authority, as required.

(c)            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. All actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby shall be heard and determined exclusively in the United States Bankruptcy Court for the Southern District of Texas, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such court in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding; provided, however, that, if the Seller’s chapter 11 bankruptcy case is closed, any action, claim, suit or proceeding arising out of, based upon, or relating to this Agreement or the transactions contemplated herby shall be heard and determined exclusively in any state or federal court location in the Southern District of New York. Each Party agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d)            Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

(e)             Notices.

(i)             All communications under this Agreement shall be in writing and shall be delivered by hand, mailed by overnight courier or by registered or certified mail, postage prepaid or by e-mail:

(1)            if to the Purchaser, at Dr. Robert Hariri, M.D., Ph.D., c/o Cellularity Inc., 170 Park Ave Florham Park, New Jersey (e-mail: robert.hariri@celularity.com), or at such other address or e-mail address as the Purchaser may have furnished the Seller in writing, with a copy (which shall not constitute notice) to: Nagel Rice LLP, 103 Eisenhower Parkway Roseland, NJ 07068, Attention: Bruce H. Nagel, Esq. (e-mail: bnagel@nagelrice.com).

(2)            if to the Seller, to 4955 Directors Place, San Diego, California 92121, Attention: Mohsin Y. Meghji, Chief Restructuring Officer (e-mail: mmeghji@m3-partners.com), or at such other address or e-mail address as it may have furnished in writing to the Purchaser, with a copy (which shall not constitute notice) to: Latham & Watkins LLP, 10250 Constellation Blvd., Suite 1100, Los Angeles, CA 90067, Attention: Andrew Clark; Caroline Reckler; Steven Feldman (e-mail: andrew.clark@lw.com; caroline.reckler@lw.com; steve.feldman@lw.com).

(ii)            Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first Business Day following the date of such mailing; if mailed by registered or certified mail, on the third Business Day after the date of such mailing; and if delivered by e-mail (with no error message received), on the date of such delivery.

(f)              Expenses and Taxes. Each Party shall bear its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby; provided, that the Purchaser shall bear any transfer taxes payable in connection with the transfer of the Purchased Shares to the Purchaser.

(g)             Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Purchaser or the Seller; provided, that the Purchaser shall be entitled to assign its rights pursuant to this Agreement to the Company without requiring the consent of the Seller. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including the trustee in the Bankruptcy Case. The Purchaser acknowledges and agrees that, with respect to Section 5, the Company, is a third-party beneficiary of the acknowledgments, understandings, agreements, covenants, representations and warranties made by the Purchaser contained in this Agreement.

(h)            Remedies. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached and that monetary damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and any such injunction shall be in addition to any other remedy to which any Party is entitled, at law or in equity.

(i)             Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire understanding of the Parties and supersedes all prior understandings among such Parties. This Agreement may be amended with (and only with) the written consent of the Seller and the Purchaser, and the observance of any term of this Agreement may be waived in a writing signed by the party making such waiver.

(j)             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The counterparts of this Agreement may be executed and delivered by electronic means (including in .pdf format sent by electronic mail) and other electronic signatures, and the receiving party may rely on the receipt of such document so executed and delivered by electronic means as if the original had been received.

(k)            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(l)             Mutual Drafting. The Parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

[Signature Pages Follow]

Very truly yours,

SELLER:

SORRENTO THERAPEUTICS, INC.

By:	Mohsin Y. Meghji
Name: Mohsin Y. Meghji
Title: Chief Restructuring Officer

ACCEPTED & AGREED:

PURCHASER:

DR. ROBERT HARIRI, M.D., PH.D.

/s/ Dr. Robert Hariri